EXHIBIT 16.1 to FORM 8-K

June 19, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read Item 4 of Form 8-K dated June 19, 2003, of Cost-U-Less, Inc. and are in agreement with the statements contained in paragraphs (a)(i), (a)(ii),
(a)(iv), (a)(v) and (a) (vi) of Item 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs (a)(iii), and (b) of Item 4 on page 2 of the above referenced filing.


/s/ Deloitte & Touche LLP
    Seattle, Washington